Exhibit 99.1

NEWS RELEASE

HECLA APPOINTS DIRECTOR

FOR IMMEDIATE RELEASE

October 16, 2024

COEUR D'ALENE, IDAHO -- Hecla Mining Company (NYSE:HL) is pleased to announce the appointment of Jill Satre to its Board of Directors, effective October 16, 2024. Ms. Satre is currently the Vice President of Internal Audit & Corporate Compliance at TC Energy, a major North American energy company, where she provides strategic direction and oversight for compliance, risk management, and internal controls over financial reporting.

“We are thrilled to welcome Jill Satre to our Board of Directors. Her extensive expertise in the mining and energy sectors and her leadership in corporate governance, risk management, and compliance make her an invaluable addition to Hecla. Jill’s deep understanding of financial controls, audit processes, and enterprise risk management will greatly contribute to Hecla’s growth strategy as we continue to strengthen our leadership in the industry,” said Cassie Boggs, Interim CEO of Hecla Mining Company.

Before TC Energy, Ms. Satre spent over two decades at PwC and brings a breadth of extensive experience across resource extraction industries, including mining and energy. She holds a Chartered Professional Accountant (CPA) designation in Alberta and a Bachelor of Business Administration from the University of Regina.

Her relevant industry experience, coupled with her leadership in corporate governance will add significant value to Hecla’s Board as the company continues its growth.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE:HL) is the largest silver producer in the United States. In addition to operating mines in Alaska, Idaho, and Quebec, the Company is developing a mine in the Yukon, Canada, and owns a number of exploration and pre-development projects in world-class silver and gold mining districts throughout North America.

For further information, please contact:

Anvita Mishra Patil

Vice President – Investor Relations and Treasurer

Cheryl Turner

Communications Coordinator

800-HECLA91 (800-432-5291)

Email: hmc-info@hecla.com

Website: www.hecla.com

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla.com

1